Exhibit 10.5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into on December 7, 2005, but effective as of November 30, 2005 (the “Effective Date”), by and among the parties listed below:

SELLER:	NEPTUNE LEASING, INC.,
a Texas corporation
8101 West 34th Avenue
Amarillo, Texas 79159-1166
Telephone No.: (806) 355-5679
Facsimile No.: (806) 353-9611

GOLDEN SPREAD ENERGY, INC.,
a Texas corporation
8101 West 34th Avenue
Amarillo, Texas 79159-1166
Telephone No.: (806) 355-5679
Facsimile No.: (806) 353-9611

With a copy to:	Jeff Shrader
Joel Howard
Sprouse Shrader Smith, P.C.
701 South Taylor, Suite 500
P.O. Box 15008
Amarillo, Texas 79105-5008
Telephone No.: (806) 468-3300
Facsimile No.: (806) 373-3454

APOLLO PRODUCTION:
APOLLO PRODUCTION & OPERATING, INC.,
a Texas corporation
Mr. Dennis McLaughlin
3001 Knox
Suite 403
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

APOLLO RESOURCES INTERNATIONAL, INC.
a Utah corporation
c/o Mr. Dennis McLaughlin
3001 Knox, Suite 407
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

With a copy to:	George Lowrance
Chappell, Hill & Lowrance, L.L.P.
2501 Parkview, Suite 220
Fort Worth, Texas 76102
Telephone No.: (817) 332-1800
Facsimile No.: (817) 332-1956

With a copy to:	Roger Crabb
Scheef & Stone, LLP
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225
Telephone No.: (214) 706-4224
Facsimile No.: (214) 706-4242

RECITALS

WHEREAS, Mountain States Petroleum Corporation (“Mountain States”) is a corporation organized under the laws of the State of Texas; and

WHEREAS, the issued and outstanding stock of Mountain States (the “Stock”) is owned 49% by Neptune Leasing, Inc. (“Neptune”), and 51% by Golden Spread Energy, Inc. (“Golden Spread”) (collectively, Neptune and Golden Spread may be referred to herein as “Seller”),

WHEREAS, Apollo Production & Operating, Inc. (“Apollo Production”) is a corporation organized under the laws of the State of Texas; and

WHEREAS, Apollo Production is a wholly owned subsidiary of Apollo Resources International, Inc. (“Apollo”); and

WHEREAS, Apollo Production wishes to acquire the Stock and Seller wishes to sell the Stock (hereinafter, Apollo Production, Apollo, and Seller may be referred to jointly as the “Parties”); and

WHEREAS, Apollo will gain substantial benefit under this Agreement, and therefore desires to enter into this Agreement, jointly and severally, with Apollo Production, in order to ensure and guarantee payment and performance by Apollo Production hereunder, and to make certain representations, warranties, covenants and agreements; and

NOW, THEREFORE, subject to the terms and conditions herein expressed, the Parties agree as follows:

AGREEMENT

1.                                      DEFINITIONS.

1.1.                              Except as otherwise provided or unless the context otherwise requires, and in addition to terms defined in other provisions of this Agreement, the following terms shall have the meanings specified in this Section 1.1 when capitalized and used in this Agreement.

(a)                                  “Affiliate” of a specified person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, and in the case of a specified person who is a natural person, his/her spouse, his/her issue, his/her parents, his/her estate and any trust entirely for the benefit of his/her spouse and/or issue.

(b)                                 “Agreement” shall mean this Stock Purchase Agreement, including the Schedules attached hereto.

(c)                                  “Business Day” shall mean any day during which the Citibank, NA office at 53rd and Park Avenue, New York, New York is open for business.

(d)                                 “Collateral Agreements” means the Development Company Letter Agreement and the Gas Supply MOU.

(e)                                  “Commercially Reasonable Efforts” means those efforts which a prudent business Person would exert using sound business judgment in like circumstances.

(f)                                    “Confidentiality Agreement” shall mean the Confidentiality Agreement dated September 26, 2005, between Mountain States and Apollo.

(g)                                 “Development Company Letter Agreement” means the Letter of Understanding and Intent between Apollo Production & Operating, Inc., and Neptune Leasing, Inc., effective as of November 30, 2005.

(h)                                 “Disclosure Schedule” shall mean the schedules attached to this Agreement.

(i)                                     “Effective Date” has the meaning given to it in the introductory paragraph of this Agreement.

(j)                                     “Effective Closing Date” shall mean November 30, 2005.

(k)                                  “Gas Supply MOU” shall mean the Memorandum of Understanding of even date herewith between Apollo, Apollo Production, and Arizona LNG, L.L.C.

(l)                                     “Governmental Approvals” shall mean any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Authority.

(m)                               “Governmental Authority” shall mean the United States, any state, county, or city, any political subdivision, agency, court or instrumentality of any of the foregoing, and any governmental or quasi-Governmental Authority, agency or body having jurisdiction over the respective assets or the Person in question.

(n)                                 “HLDM Stock Purchase Agreement” shall mean the Stock Purchase Agreement entered into between Ken Kelley, Apollo, and Apollo LNG, Inc., of even date herewith.

(o)                                 “Ken Kelley” shall mean Oliver Kendall Kelley, a person and a resident of Potter County, Texas.

(p)                                 “Ken Kelley Goodwill” shall mean the personal efforts and contributions of Ken Kelley to Mountain States, prior to the Closing under this Agreement.

(q)                                 “Knowledge,” “known” and “knows,” shall mean the knowledge, either actual or constructive (based upon what a reasonable person in the applicable position with a Party should know), of (i) a Responsible Officer of that Party and (ii) in the case of the knowledge of Seller, and without limiting clause (i) above, the Responsible Officers of Neptune, Golden Spread, and Mountain States and each of Ken Kelley, Eric Alexander and Steve Bartlett and (iii) in the case of the knowledge of Apollo Production and of Apollo, and without limiting clause (i) above, the Responsible Officers of Apollo Production, Apollo and each of Dennis McLaughlin, Mark Ariail, Lyle Justus, Wayne McPherson and Christopher Chambers.

(r)                                    “Law” or “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (including applicable permits and Governmental Approvals) of any applicable Governmental Authority.

(s)                                  “Liens” shall mean any lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest, adverse claim, option, or pledge of any nature, kind or description whatsoever and any agreement to create any of the foregoing.

(t)                                    “Losses” shall mean any and all liabilities, payments, losses, suits, claims, costs, or expenses (including attorneys fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses).

(u)                                 “Material Adverse Effect” or “Material Adverse Change” shall mean any change in or effect on, Mountain States, Apollo Production or Apollo, as the case may be (including the businesses thereof) which is, or reasonably could be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of such entity.

(v)                                 “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

(w)                               “Person” shall mean and include an individual,  partnership,  limited partnership,  limited liability company,  corporation,  association,  joint stock company,  trust,  joint venture, unincorporated organization, or a Governmental Authority.

(x)                                   “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the president, the respective vice presidents in charge of operations, legal, finance, and accounting of such Person and, in each case, any Person fulfilling substantially the same role for such Person, however designated.

(y)                                 “Transfer and Exchange Agreement” shall mean the Transfer and Exchange Agreement between Neptune, Golden Spread, Apollo, and Apollo LNG, Inc., of even date herewith.

1.2.                              Rules of Interpretation.

(a)                                  The singular includes the plural, and the plural includes the singular.

(b)                                 A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority exercisable thereunder.

(c)                                  A reference to any contract, agreement or instrument includes any amendment or modification thereto including by waiver or consent.

(d)                                 A reference to Person includes its permitted successors and assigns.

(e)                                  Any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date.

(f)                                    This Agreement shall be deemed to have been drafted by each Party hereto and this Agreement shall not be construed against any Party as a principal drafts Person.

2.                                      AGREEMENT FOR PURCHASE AND SALE OF STOCK.

2.1.                              Purchase and Sale of Stock.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to Apollo Production, and Apollo Production shall purchase from Seller the Stock for an aggregate purchase price equal to Twenty Five Million (25,000,000) shares of common stock in Apollo (the “Apollo Shares”) subject to Rule 144 of the Federal Securities Act of 1934, as amended. At the Closing referred to in Section 3.1 hereof :

(a)                                  The Seller shall sell, assign, transfer and deliver to Apollo Production the Stock representing 100% of the issued and outstanding common stock of Mountain States and shall represent to Apollo Production that there are no additional shares of stock in Mountain States of any nature or of any category and shall deliver the certificates representing such Stock accompanied by stock powers duly executed in blank; and

(b)                                 Apollo Production shall accept and purchase the Stock from the Seller and in payment thereof shall deliver to Seller and Ken Kelley the Apollo Shares.  The Apollo Shares shall be apportioned between Seller and Ken Kelley as follows:  20,250,000 shares shall be allocated to Seller, and 4,750,000 shares allocated to Ken Kelley in consideration for the Ken Kelley Goodwill.

3.                                      CLOSING

3.1.                              Closing and Preparation Therefor.  The closing of the transaction contemplated by this Agreement (“Closing”) shall be transacted on the date five (5) days after all conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived, or such other date as may be mutually agreed to by Seller and Apollo Production,  but, in no event, after December 7, 2005 (the “Closing Date”) and shall occur at the offices of Sprouse Shrader Smith, P.C., Amarillo, Texas, or such other location as the Parties may agree, provided that the date of Closing shall be deemed to be the Effective Closing Date.

3.2.                              Closing Obligations of Apollo Production.  At or before the Closing, Apollo Production shall deliver to Seller the following:

(a)                                  The Apollo Shares, free and clear of all Liens.  The certificates representing the Apollo Shares shall bear the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws and shall be accompanied by stock powers as required by this Agreement, and any other documents that are necessary to transfer to Seller good title to all the Apollo Shares, all of which shall be in form acceptable to counsel for Seller.

(b)                                 Certified resolutions of the board of directors of Apollo Production and Apollo, authorizing or ratifying the execution, delivery, and performance of this Agreement and all related documents and instruments, duly certified by the secretary of Apollo Production and the secretary of Apollo.

(c)                                  A certificate from the Secretary of State of Texas certifying that Apollo Production is a corporation organized under and in good standing in the State of Texas, and a certificate from the Secretary of State of Utah confirming that Apollo is a corporation organized under and in good standing in the State of Utah.

(d)                                 The certificates, instruments, and other documents provided for in Section 5.2 hereof.

(e)                                  Such other documents as Seller’s counsel may reasonably request to consummate the transactions contemplated hereby.

3.3.                              Closing Obligations of Seller.  At or before the Closing, Seller shall deliver to Apollo Production the following:

(a)                                  The Stock, free and clear of all Liens.  The certificates representing the Stock shall bear the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws, and shall be accompanied by stock powers as are required by this Agreement, and any other documents that are necessary to transfer to Apollo Production good title to all of the Stock, all of which shall be in form acceptable to counsel for Apollo Production.

(b)                                 Certified resolutions of the boards of directors of Neptune, Golden Spread, and Mountain States, authorizing or ratifying the execution, delivery and performance of this Agreement and all related documents and instruments.

(c)                                  A Certificate from the New Mexico Secretary of State confirming that Mountain States is a corporation in good standing in the State of New Mexico.

(d)                                 Releases of any Liens against any of the Stock or the assets of Mountain States, other than any Liens expressly permitted under this Agreement.

(e)                                  Copies of letters from Mountain States to all material vendors and suppliers advising them of the sale, which letters will be mailed by Seller promptly following the Closing to all of their vendors and suppliers.

(f)                                    The certificates, instruments, and other documents provided for in Section 5.1 hereof.

(g)                                 Such other documents as Apollo’s counsel may reasonably request to consummate the transactions contemplated hereby.

3.4.                              Risk of Loss.  Pending the Closing, Mountain States shall bear all risk of loss, damage or destruction suffered by Mountain States.  In the event of any material loss, damage or destruction to the assets of Mountain States prior to the Closing, which cannot be repaired prior to the Closing, Apollo Production may, in the exercise of its sole judgment (a) declare the Agreement to be null and void; or (b) waive the loss, damage or destruction and accept the assets of Mountain States in an “as is, how is, where is” condition.  In such event, any insurance proceeds received by Mountain States from such loss, damage or destruction shall be retained in Mountain States. Pending the Closing, Apollo Production and Apollo shall bear all risk of loss, damage or destruction suffered by Apollo Production or by Apollo, respectively.  In the event of any material loss, damage or destruction to the assets of Apollo Production or of Apollo prior to the Closing, which cannot be repaired prior to the Closing, Seller may, (a) in the exercise of its sole judgment declare the Agreement to be null and void; or (b) waive the loss, damage, or destruction and close the transactions contemplated hereby. Each Party shall immediately notify the other Party of any loss, damage or destruction to its properties, as contemplated pursuant to this Section 3.4.

4.                                      OTHER AGREEMENTS

4.1.                              Environmental.  It is specifically understood and agreed by the Parties that, as described on Schedule 4.1, and made a part hereof by reference, Seller has provided a true and complete copy of Phase I environmental surveys (the “Environmental Surveys”) of all of the real property owned by Mountain States.  The Parties agree that, as of the date of the Closing, the Environmental Surveys shall be conclusively presumed to be an accurate reflection of the environmental conditions of all of the real property addressed by the Environmental Surveys.  The Parties further agree that the Environmental Surveys, whether they are fully executed or not, shall be conclusively presumed by the Parties to be true and complete.

4.2.                              Apollo Production’s Access to Records.  Upon the mutual execution of this Agreement, Seller shall give Apollo Production, its counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Seller’s or Mountain States’ businesses, to all records, assets, properties and operations pertaining to Mountain States.

The activities described in Section 4.1 and Section 4.2  shall be referred to in this Agreement as “Apollo’s Due Diligence Review.”

4.3.                              Apollo’s Due Diligence Review.  Apollo’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)                                  Apollo’s Due Diligence Review shall be scheduled through designated representative(s) of Seller and Seller shall have the right to accompany Apollo Production’s employees, representatives and agents as they perform Apollo’s Due Diligence Review;

(b)                                 Apollo Production shall not disclose or allow its employees, representatives or agents to disclose the purposes for Apollo’s Due Diligence Review, without the consent of Seller, which consent shall not be unreasonably withheld or delayed;

(c)                                  Apollo Production shall obtain the prior approval of Seller before conducting any discussions with Seller’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)                                 Apollo Production shall indemnify Seller and Mountain States against any physical damage or injury to property or persons or for any loss or damage proximately arising from Apollo’s Due Diligence Review;

(e)                                  Except as otherwise required by Law, any information concerning Mountain States’ properties gathered by Apollo Production as the result of, or in connection with, Apollo’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Apollo Production or representatives of Seller;

(f)                                    Apollo Production shall bear all costs and expenses of Apollo’s Due Diligence Review.

(g)                                 From the Effective Date through the Closing Date, Seller shall notify Apollo Production promptly of (i) any actions or proceedings threatened or commenced against Seller or Mountain States or against any officer, director, affiliate, employee, properties or assets of Seller or Mountain States which could impair Seller’s ability to perform their obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

(h)                                 Seller shall deliver promptly upon request to Apollo Production, copies or originals of minute books, property files, accounting and tax records, and other material records in whatever form or medium that relate to the business or assets of Mountain States, and that are in the possession or control of Sellers or Mountain States, and Apollo Production shall receive possession of all original records, to the extent they are in the possession of Mountain States or Seller and, in the event such originals are not so possessed, then true, complete and accurate copies thereof.

4.4.                              Seller’s Conduct of Business.  Without in any way limiting any other obligation of Seller pursuant to this Agreement, from the Effective Date until the Closing, Seller shall cause Mountain States to (a) maintain its books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct its business in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of its business in amounts and with coverage at least as great as the amounts and coverage presently maintained by Mountain States; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Apollo Production or Apollo would be liable or which would have a Material Adverse Effect.  Seller will not take or permit any action to be taken which would result in any representation or warranty of Seller or Mountain States herein becoming untrue or incorrect in any material respect.

4.5.                              Employees.  As of the Effective Date, Mountain States does not have any employees.  Seller shall indemnify, defend and hold harmless Apollo Production from any and all obligations, claims, losses, or expenses associated in any manner with Mountain States’ former employees and COBRA participants’ rights to group health coverage benefits after their employment termination.

4.6.                              Seller’s Access to Records.  Upon the mutual execution of this Agreement, Apollo Production shall give Seller, Seller’s counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Apollo Production’s business, to all records, assets, properties and operations pertaining to Apollo Production. The activities described in this Section shall be referred to as the “Seller’s Due Diligence Review”.

4.7.                              Seller’s Due Diligence Review.  Seller’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)                                  Seller’s Due Diligence Review shall be scheduled through designated representative(s) of Apollo Production, and shall have the right to accompany Seller’s employees, representatives and agents as they perform Seller’s Due Diligence Review on their respective properties and assets;

(b)                                 Seller shall not disclose or allow its employees, representatives or consultants to disclose the purposes for Seller’s Due Diligence Review, without the consent of Apollo Production, which consent shall not be unreasonably withheld or delayed;

(c)                                  Seller shall obtain the prior approval of Apollo Production before conducting any discussions with Apollo Production’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)                                 Seller shall indemnify Apollo Production against any physical damage or injury to property or persons or for any loss or damage proximately arising from Seller’s Due Diligence Review;

(e)                                  Except as otherwise required by Law, any information concerning Apollo Production’s properties gathered by Seller as the result of, or in connection with, Seller’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Seller;

(f)                                    From the Effective Date through the Closing Date, Apollo Production and Apollo shall notify Seller promptly of (i) any actions or proceedings threatened or commenced against Apollo Production or Apollo or against any officer, director, affiliate, employee, properties or assets of Apollo or Apollo Production which could impair Apollo’s or Apollo Production’s ability to perform their obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

4.8.                              Apollo Production’s and Apollo’s Conduct of Business.  Without in any way limiting any other obligation of the Seller pursuant to this Agreement, from the Effective Date until the Closing, Apollo Production and Apollo shall (a) maintain their books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct their business in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of their business in amounts and with coverage at least as great as the amounts and coverage presently maintained by them; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Seller would be liable or which would have a Material Adverse Effect.  Apollo Production and Apollo will not take or permit any action to be taken which would result in any representation or warranty of either of Apollo Production or Apollo herein becoming untrue or incorrect in any material respect.

4.9.                              Records.  After the Closing, Apollo Production shall maintain the books and records relating to Mountain States in an orderly and businesslike fashion and shall permit Sellers to have reasonable access at Seller’s expense to such books and records in connection with the preparation of Seller’s financial reports, tax returns, tax audits, the defense or prosecution of litigation (including arbitration), or any other reasonable need of Seller to consult such books and records.

4.10.                        Certificate of Clearance.  The Seller shall exercise Commercially Reasonably Efforts to deliver to Apollo Production, as soon as practicable following Closing, Certificates of Clearance from the Arizona Department of Revenue, dated within a reasonable time period subsequent to the Closing, addressed to Mountain States, verifying the timely filing of and required transaction privilege, sales and/or use Tax, income Tax and unemployment and withholding Tax returns by Mountain States, and payment by Mountain States of all amounts due.

5.                                      CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.                              Contingencies of Apollo.  Apollo Production’s obligation to purchase the Stock and Apollo Production’s and Apollo’s obligations to take the other actions required to be taken by Apollo Production and by Apollo at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Apollo Production or by Apollo, in whole or in part, in writing).

(a)                                  Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Seller shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Apollo Production shall receive a certificate, dated the Closing Date and duly executed by Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied except as specified in such certificate.

(b)                                 Authorizations; Consents.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and by Mountain States, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)                                  Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Apollo Production effectively to exercise full rights of ownership of the Stock. No action, suit or proceeding before any Governmental Authority shall be pending or threatened, and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Apollo Production, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(d)                                 No Material Adverse Effect.  During the period from September 30, 2005 to the Closing, there shall not have been any Material Adverse Change with respect to Mountain States.

(e)                                  Organizational Documents.  Seller and Mountain States, as applicable, shall have delivered to Apollo Production each of the following documents:

(i)                                     certified copies of the articles of incorporation and bylaws of Neptune, Golden Spread, and Mountain States;

(ii)                                  appropriate board, shareholder, manager, and member resolutions, and other similar documents in order to ratify, approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Apollo Production.

(f)                                    Transfer Documents.  Seller shall have delivered to Apollo Production such transfer documents and other documents and instruments as shall be reasonably necessary to transfer to Apollo Production the Stock.

(g)                                 Completion of Due Diligence.  Apollo Production shall have completed the Apollo Due Diligence Review and the results of the Apollo Due Diligence Review shall be satisfactory to Apollo.

(h)                                 Board Approval.  The board of directors of Apollo Production and the board of directors of Apollo shall each have approved the consummation of all of the transactions contemplated by this Agreement.

(i)                                     Certificates.  Seller and Mountain States shall have furnished Apollo Production with such certificates of their officers and others as Apollo Production may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.1.

(j)                                     Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Seller or Mountain States under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller or Mountain States in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Apollo Production.

(k)                                  Schedules.  Mountain States and Seller shall have delivered to Apollo Production all schedules referred to in this Agreement and required to be delivered by Seller or Mountain States and such schedules shall be acceptable in form and substance to Apollo Production.

(l)                                     Collateral Agreements.  The Collateral Agreements shall have been executed and delivered by the Parties thereto.

(m)                               Related Transactions.  The transactions contemplated by the Transfer and Exchange Agreement shall have closed immediately prior to the Closing under this Agreement and the transactions contemplated by the HLDM Stock Purchase Agreement shall have previously closed or shall close simultaneously with the Closing under this Agreement.

5.2.                              Contingencies of Seller.  Seller’s obligations to sell the Stock and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing).

(a)                                  Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Apollo Production and of Apollo shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Apollo and Apollo Production required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall receive a certificate, dated the Closing date and duly executed by Apollo Production and by Apollo to the effect that the conditions set forth in this Section 5.2(a) have been satisfied except as specified in such certificate

(b)                                 Authorizations; Consents.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Apollo and Apollo Production, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third Persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)                                  Organizational Documents.  Apollo and Apollo Production shall have delivered to Seller each of the following documents:

(i)                                     certified copies of the articles of incorporation and bylaws of Apollo and of Apollo Production; and

(ii)                                  appropriate board and shareholder resolutions, and other similar documents in order to approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Seller.

(d)                                 Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Seller effectively to exercise full rights of ownership of the Apollo Shares. No action, suit or proceeding before any Governmental Authority shall be pending (or threatened by any Governmental Authority), and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Seller, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(e)                                  No Material Adverse Effect.  During the period from September 30, 2005 to the Closing, there shall not have been any Material Adverse Change with respect to Apollo Production or of Apollo.

(f)                                    Completion of Due Diligence.  Seller shall have completed the Seller’s Due Diligence Review and the result of the Seller’s Due Diligence Review shall be satisfactory to Seller.

(g)                                 Certificates.  Apollo and Apollo Production shall have furnished the Seller with such certificates of their officers and others as the Sellers may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.2.

(h)                                 Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Apollo or Apollo Production under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Apollo or Apollo Production in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

(i)                                     Board Approval.  The boards of directors of Neptune, Golden Spread and of Mountain States shall have approved the consummation of all of the transactions contemplated by this Agreement.

(j)                                     Schedules.  Apollo Production shall have delivered to Seller all schedules referred to in this Agreement and required to be delivered by Apollo Production and such schedules shall be acceptable in form and substance to Seller.

(k)                                  Collateral Agreements.  The Collateral Agreements shall be executed and delivered by the Parties thereto.

(l)                                     Related Transactions.  The transactions contemplated by the Transfer and Exchange Agreement shall have closed immediately prior to the Closing under this Agreement and the transactions contemplated by the HLDM Stock Purchase Agreement shall have previously closed or shall close simultaneously with the Closing under this Agreement.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1.                              Warranties and Representations of Seller.  In order to induce Apollo and Apollo Production to enter into this Agreement, Neptune and Golden Spread, jointly and severally, covenant, warrant and represent to Apollo and Apollo Production that each of the following representations and warranties are materially true and correct as of the date of this Agreement and will be materially true and correct on and as of the Closing Date:

(a)                                  Organization and Licensing.  Mountain States is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Mexico and has the power to own, lease and use the properties used in its business and to carry on its business as now being conducted. Mountain States is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof does not have a Material Adverse Effect.  Schedule 6.1(a) lists (i) the states and other jurisdictions where Mountain States is so qualified; and (ii) the assumed names under which Mountain States conducts business or has conducted business during the past five (5) years. All permits, licenses and certificates required by any Governmental Authority having jurisdiction over Mountain States or its operations, are now and will be current and valid as of the Closing Date. Mountain States has previously delivered or made available to Apollo and Apollo Production complete and correct copies of its articles of incorporation, bylaws, and other organizational documents as amended and presently in effect.

Each of Neptune and Golden Spread has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform, or to cause Mountain States to perform, their or its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller have been duly authorized by all requisite corporate action on the part of Neptune and of Golden Spread.  This Agreement has been duly executed and delivered by each of Neptune and of Golden Spread and is a valid and binding obligation of each of them, enforceable against them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)                                 Subsidiaries.  Except as reflected on Schedule 6.1(b), Mountain States has no subsidiaries.

(c)                                  Capitalization.  The issued and outstanding stock of Mountain States is set forth in Schedule 6.1(c) hereto. The Stock listed on Schedule 6.1(c) hereto constitutes all the issued and outstanding Stock of Mountain States and has been validly authorized and issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights or of any federal or state securities law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any stock of Mountain States, or any securities convertible into, or other rights to acquire, any stock of Mountain States; or (ii) obligates Mountain States to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such membership interests, securities or rights, except as provided in this Agreement or in the articles of incorporation or bylaws of Mountain States.  Mountain States has not agreed to register any securities under the Securities Act of 1933.

(d)                                 Governmental Approvals.  Schedule 6.1(d) sets forth all Governmental Approvals held by Mountain States.  To Seller’s Knowledge, no Governmental Approvals other than those listed on Schedule 6.1(d) are necessary for the transaction of Mountain States’ business as currently conducted.  All such Governmental Approvals are currently in force.  No notice of any violation has been received in respect of any such Governmental Approvals and Seller has no Knowledge of any proceeding which is pending or threatened that would suspend or revoke or limit any such Governmental Approvals.

(e)                                  Financial Statements.  Attached as Schedule 6.1(e) are true and complete copies of the preliminary unaudited balance sheet as of September 30, 2005 (the “Balance Sheet Date”) and the related preliminary statements of income of Mountain States for the nine and twelve month periods then ended (the “Mountain States Financial Statements”).

The Mountain States Financial Statements have been prepared in accordance with and are consistent with the books and records of Mountain States, fairly present the financial position and results of operations of Mountain States as of the date and for the periods indicated, are stated in material conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that they do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Mountain States for federal income tax purposes. Except as set forth on Schedule 6.1(e), the statement of income included in the Mountain States Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheet included in the Mountain States Financial Statements does not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Mountain States are complete and correct in all material respects and fairly reflect, to the extent required or permitted by GAAP, all of the transactions, items of income and expense and all assets and liabilities of the business of Mountain States consistent with prior practices of the company, including past accounting treatments utilized by Mountain States.

(f)                                    Absence of Undisclosed Liabilities.  To the knowledge of Seller, Mountain States has no liability (whether due or to become due, accrued, absolute, contingent or otherwise), for Taxes (as defined in Section 6.1(j) hereof) except for (i) liabilities reflected or reserved against in the most recent financial statements provided to Apollo Production by Mountain States; (ii) liabilities incurred in the Ordinary Course of Business after the date of the last Mountain States balance sheets as supplied to Apollo Production, or which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities disclosed in Schedule 6.1(f) or Schedule 6.1(j) hereto.

(g)                                 Projections.  Mountain States has previously supplied to Apollo Production in conjunction with Apollo Production’s investigation of Mountain States certain forward-looking financial estimates with respect to Mountain States (the “Projections”), a description of which is attached here as Schedule 6.1(g).  The Projections (and accompanying supporting information), were predicated upon assumptions and subjective judgments (including those provided with the Projections) believed by Seller to be reasonable at the time the Projections were prepared, but which may or may not, in fact, prove to be correct.  No representations or warranties are made as to the accuracy of such Projections.  The Projections and supporting data did not, to Seller’s Knowledge, contain any material computational errors.  The Projections may in certain instances also contain information regarding the projected potential financial performance of assets and business activities in addition to those of Mountain States.  The Projections are subject to various risks, uncertainties, and other variable and unpredictable factors and accordingly, they are not intended to be construed as an assurance or guarantee that actual financial performance will, in any respect, be as indicated therein.

(h)                                 Absence of Material Adverse Effect; Conduct of Business.

(i)                                     Since the Balance Sheet Date, except as set forth on Schedule 6.1(h) hereto, Mountain States has operated in the Ordinary Course of Business and there has not been:

(1)                                  any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Mountain States and, to the Knowledge of Seller, no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)                                  any material loss, damage, destruction or other casualty to the property or other assets of Mountain States, whether or not covered by insurance; or

(3)                                  any change in any method of accounting or accounting practice of Mountain States.

(ii)                                  Since the Balance Sheet Date, except as set forth in Schedule 6.1(i) hereto, Mountain States has not:

(1)                                  incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business;

(2)                                  mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)                                  sold or transferred any material assets or cancelled any debts or claims or waived any rights of material value, except in the Ordinary Course of Business ;

(4)                                  defaulted on any material obligation;

(5)                                  entered into any material transaction, except in the Ordinary Course of Business ;

(6)                                  written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Mountain States Financial Statements except in the Ordinary Course of Business; or

(7)                                  entered into any agreement or made any commitment to do any of the foregoing.

(i)                                     Taxes.  Except as set forth on Schedule 6.1(f) or Schedule 6.1(i), Mountain States and, for any period during all, or part of which, the Tax liability of any other corporation or entity was determined on a combined or consolidated basis with Mountain States any such other corporation or entity, have filed timely all federal, state, local and foreign Tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all material Taxes which are due pursuant to such returns or pursuant to any assessments received by Mountain States or any such other corporation or entity. As used herein, “Tax” or “Taxes” shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Mountain States pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all Tax returns for each fiscal year since the formation of Mountain States have been furnished or made available to Apollo Production or to its representatives and such copies are accurate and complete as of the date thereof. Mountain States has also furnished or made available to Apollo Production or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of Mountain States by Mountain States to or from any federal, state or local Tax authorities. Mountain States has adequately reserved for the payment of all Taxes with respect to periods ended on, prior to or through the date of Closing for which Tax returns have not yet been filed. In the ordinary course, Mountain States makes adequate provision on its books for the payment of all material Taxes (including for the current fiscal period) owed by Mountain States. Except as disclosed on Schedule 6.1(h), Mountain States has not been subject to a federal or state Tax audit of any kind and no adjustment has been proposed by the Internal Revenue Service (“IRS”) with respect to any Tax return for any subsequent year. With respect to the Tax audits referred to on Schedule 6.1(h) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(j)                                     Legal Matters.  Except as set forth on Schedule 6.1(j) hereto:

(i)                                     Mountain States is not subject to any judgment, decree, writ, injunction ruling or order (collectively, “Judgments”) of any Governmental Authority.

(ii)                                  To the Knowledge of Seller, the business of Mountain States is being conducted in compliance with all Laws applicable to Mountain States or any of its business or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(iii)                               Mountain States owns or holds all Governmental Approvals material to the conduct of its business. To Seller’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any such Governmental Approval.

(k)                                  Property.

(i)                                     Schedule 6.1(k) hereto is a list of all real property owned by or leased to Mountain States (including all real property owned by or leased to Mountain States and used in Mountain States’ business) and of all options or other contracts to acquire any such real property (collectively, the “Real Property”). To Seller’s Knowledge, except as set forth on Schedule 6.1(k), or in the Environmental Reports, all improvements to the Real Property (“Improvements”) owned or leased by Mountain States conform in all material respects with all applicable Laws and such Improvements do not encroach in any material respect on the property of others. All Improvements are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas, and telephone) necessary for the operation of such Improvements as currently operated.  Except as set forth on Schedule 6.1(k), neither the whole nor any portion of the Improvements have been condemned, requisitioned or otherwise taken by any Governmental Authority, and Seller has not received any notice that any such condemnation, requisition, or taking is threatened, which condemnation, requisition, or taking would preclude or materially impair the current use thereof.

(ii)                                  The Real Property is zoned to permit the conduct of the business of Mountain States as presently conducted and a certificate of occupancy or other similar Governmental Approval to conduct its business has been issued and is in good standing, and Mountain States is authorized to conduct its business on all or any part of its Real Property.

(iii)                               Except as set forth in Schedule 6.1(k), Seller has not received any written notice that it is in violation of, and Seller has no Knowledge that it is in material violation of, any zoning, use, occupancy, building, wetlands, ordinance, or other Law relating to the Improvements, including without limitation, any Environmental Law.

(l)                                     Inventories.  The values at which inventories are carried on the Mountain States Balance Sheets reflect the normal inventory valuation policies of Mountain States.

(m)                               Contracts, Etc.  As used in this Agreement, the term “Company Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding to which Mountain States is a party or by which Mountain States or any of its properties may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 6.1(m) is a complete and accurate list of each Company Agreement which is material to the business, operations, assets, condition (financial or otherwise) or prospects of Mountain States and involves the payment or receipt of consideration in excess of $25,000 over the term of such Company Agreement (the “Material Company Agreements”). True and correct copies of all written Material Company Agreements and an accurate, complete and written description of all verbal Material Company Agreements have been provided or made available to Apollo Production. Except as disclosed in Schedule 6.1(m) neither Mountain States nor, to the Knowledge of Seller, any other party to any Material Company Agreement, is in default thereunder, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Mountain States thereunder, or to Seller’s Knowledge, by any other party to any such contract or agreement.

(n)                                 Transactions with Affiliates.  Schedule 6.1(n) is a true, correct, and complete list of all existing business relationships between Mountain States and any of the Affiliates of Mountain States that relate in any material way to the conduct of Mountain States’ business and that are expected to continue after the Closing.

(o)                                 Environmental.  True, complete and correct copies of the written reports of all environmental audits or assessments which have been conducted with respect to any real property owned or leased by Mountain States and which are in the possession of Seller or Mountain States, including the Environmental Surveys, have been delivered or made available to Apollo Production (the “Environmental Reports”).  To Seller’s Knowledge, except as disclosed in the Environmental Reports, the Mountain States Real Property contains no Hazardous Substances and is not in violation of any Environmental Laws.  To Seller’s Knowledge, except as disclosed in the Environmental Reports, neither Seller nor Mountain States has caused or allowed the illegal or unauthorized use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Substances on, under, or about the Real Property, nor has caused or allowed the illegal or unauthorized transportation to or from the Real Property of any Hazardous Substance.  Except as set forth on Schedule 6.1(o) or in the Environmental Reports, neither Seller nor Mountain States has received any warning, notice of violation, administrative complaint, judicial complaint, or other formal notice alleging that Mountain States or the Real Property is in violation of any Environmental Laws, or informing Seller or Mountain States that Mountain States or the Real Property is subject to investigation, inquiry, or threatened litigation regarding the presence of Hazardous Substances on, under or about the Real Property or the potential violation of any Environmental Laws.  There are no environmental Liens or “superfund liens” attached to the Real Property pursuant to any Environmental Laws.  The term “Environmental Laws” shall mean any federal, state or local law, whether by common law, statute, ordinance, or regulation, pertaining to health, industrial hygiene, or environmental conditions on, under, or about the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2604, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 3251, et seq.; and the storage tank requirements in 40 C.F.R. Part 280.  The term “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in, or otherwise regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; the Toxic Substances Control Act of 1976; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; and in the regulations promulgated pursuant to said Laws.

(p)                                 Effect of Agreement.  The execution, delivery and performance by Neptune and Golden Spread of this Agreement, and the consummation by Neptune and Golden Spread of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, charge or Lien pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Neptune, Golden Spread, or Mountain States is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Neptune, Golden Spread, or Mountain States; or (iii) violate any provision of the organizational documents of Neptune, Golden Spread or Mountain States.

(q)                                 Litigation.  Except as set forth on Schedule 6.1(q), there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to the Seller’s Knowledge, threatened against either Seller or Mountain States, (i) that involves or could reasonably be excepted to involve Mountain States or any of its assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

6.2.                              Warranties and Representations of Apollo Production and of Apollo.  In order to induce Seller to enter into this Agreement, Apollo and Apollo Production, jointly and severally, covenant, warrant and represent to Seller that each of the following representations and warranties is true as of the date of this Agreement and will be true on and as of the Closing Date.

(a)                                  Organization and Licensing.  Apollo and Apollo Production are corporations duly organized, validly existing, and in good standing under the Laws of the States of Utah and Texas, respectively, and have the power to own, lease and use the properties used in their businesses and to carry on their businesses as now being conducted. They are each duly qualified to do business and each is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof shall not be material in its effect.  Schedule 6.2(a) lists (a) the states and other jurisdictions where either Apollo or Apollo Production is so qualified; and (ii) the assumed names under which either conducts business or has conducted business during the past five (5) years. Apollo and Apollo Production each have full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Apollo and Apollo Production have been duly authorized by all requisite corporate action on the part of Apollo and Apollo Production.  This Agreement has been duly executed and delivered by Apollo and Apollo Production and is a valid and binding obligation of Apollo and Apollo Production enforceable against them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.  All Governmental Approvals required by any Governmental Authority having jurisdiction over Apollo and Apollo Production and their respective operations, are now and will be current and valid as of the date of Closing. Apollo and Apollo Production have previously delivered or made available to Seller complete and correct copies of their articles of incorporation, bylaws and other corporate documents as amended and presently in effect.

(b)                                 Approvals; Consents.  Except as set forth on Schedule 6.2(b) hereto, no Governmental Approval is necessary to be obtained or made by Apollo or by Apollo Production to enable them to continue to continue to conduct their businesses and operations and use their properties after the Closing in a manner which is in all material respects consistent with that in which they are currently conducted except for the renewal of any permits in the Ordinary Course of Business (the renewal of which is purely administrative in nature and does not call for a discretionary review by any granting authority) and for which Apollo and Apollo Production have no reason to believe will not be routinely renewed.

(c)                                  Financial Statements.  Attached as Schedule 6.2(c) are true and complete copies of:

(i)                                     the audited balance sheet of Apollo as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants, and the unaudited balance sheets of Apollo and Apollo Production as of September 30, 2005, and the related statements of income, stockholders’ equity and cash flow for the nine months ended September 30, 2005, together with the notes thereto (the “Apollo Financial Statements”).

(ii)                                  The Apollo Financial Statements have been prepared in accordance with and are consistent with the books and records of Apollo and Apollo Production respectively, fairly present the consolidated financial positions and results of operations of Apollo and Apollo Production as of the dates and for the periods indicated, are stated in conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that the unaudited financial statements of Apollo and Apollo Production do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Apollo and Apollo Production for federal income tax purposes. The statements of income included in the Apollo Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the Apollo Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Apollo and Apollo Production are complete and correct in all material respects and fairly reflect, to the extent required or permitted by GAAP, all of the transactions, items of income and expense and all assets and liabilities of the businesses of Apollo and Apollo Production consistent with prior practices of Apollo and Apollo Production, including past accounting treatments utilized by Apollo and Apollo Production.

(d)                                 Absence of Undisclosed Liabilities.  To their Knowledge, neither Apollo nor Apollo Production has any liability (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), for Taxes (as defined in Section 6.2(h) hereof), except for (i) Tax liabilities reflected or reserved against in the most recent financial statements provided to Seller by Apollo or Apollo Production, as applicable; (ii) Tax liabilities incurred in the Ordinary Course of Business and consistent with past practice after the date of the last Apollo Balance Sheets as supplied to Seller or which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities disclosed in Schedule 6.2(d) or Schedule 6.2(h).

(e)                                  Absence of Material Adverse Effect; Conduct of Business.

(i)                                     Since September 30, 2005, except as set forth on Schedule 6.2(e) hereto, Apollo and Apollo Production have each operated in the Ordinary Course of Business and there has not been:

(1)                                  any Material Adverse Change in the assets, properties, business, operations, prospects, net income or financial condition of Apollo or Apollo Production and no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)                                  any material loss, damage, destruction or other casualty to the property or other assets of Apollo or Apollo Production, whether or not covered by insurance;

(3)                                  any change in any method of accounting or accounting practice of Apollo or Apollo Production; or

(4)                                  any loss of the employment, services or benefits of any key employee of Apollo or Apollo Production.

(ii)                                  Since September 30, 2005, except as set forth in Schedule 6.2(e) hereto, Apollo and Apollo Production have not:

(1)                                  incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business ;

(2)                                  mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)                                  sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the Ordinary Course of Business ;

(4)                                  defaulted on any material obligation;

(5)                                  entered into any material transaction, except in the Ordinary Course of Business ;

(6)                                  written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Apollo Financial Statements except in the Ordinary Course of Business;

(7)                                  granted any increase in the compensation or benefits of employees other than the increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

(8)                                  incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(9)                                  entered into any agreement or made any commitment to do any of the foregoing.

(f)                                    Legal Matters.  Except as set forth on Schedule 6.2(f) hereto, neither Apollo nor Apollo Production are subject to any judgment, decree, writ, injunction ruling or order (collectively, “Apollo Judgments”) of any Governmental Authority. Schedule 6.2(f) identifies each Apollo Judgment, each of which is fully covered by an insurance policy and Apollo and Apollo Production hereby represent and warrant to Seller that they shall be financially responsible for the full satisfaction of any such Apollo Judgment, including costs of defense and costs of court and attorney fees, to the extent that (i) any such Apollo Judgment, including costs of defense and costs of court including attorney fees, is not covered by insurance; and (ii) to the extent that any such Apollo Judgment, including costs of defense and costs of court and attorney fees, is not fully satisfied by insurance proceeds.

(i)                                     The businesses of Apollo and Apollo Production are being conducted in compliance with all Laws applicable to either Apollo or Apollo Production or any of their businesses or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Apollo and Apollo Production own or hold all Governmental Approvals material to the conduct of their businesses. To Apollo’s and Apollo Production’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any Governmental Approval.

(g)                                 Inventories.  The values at which inventories are carried by Apollo and Apollo Production on their balance sheets reflect the normal inventory valuation policies of Apollo and Apollo Production.

(h)                                 Taxes.  Apollo and Apollo Production and, for any period during all or part of which, the tax liability of any other corporation or entity was determined on a combined or consolidated basis with Apollo or Apollo Production, any such other corporation or entity, have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Apollo Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Apollo Taxes which are due pursuant to such returns or are pursuant to any assessments received by Apollo or Apollo Production or any such other corporation or entity. As used herein, “Apollo Taxes” shall mean all taxes, fees levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Apollo or Apollo Production pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to Tax relating to such taxes, charges, fees, levies or other assessments. Copies of all Tax returns for each fiscal year since the formation of Apollo and Apollo Production have been furnished or made available to the Seller or to its representatives and such copies are accurate and complete as of the date thereof. Apollo and Apollo Production have also furnished or made available to the Seller or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of Apollo and Apollo Production by Apollo or Apollo Production to or from any federal, state or local Tax authorities. Apollo and Apollo Production have adequately reserved for the payment of all material Apollo Taxes with respect to periods ended on, prior to or through the date of Closing for which Tax returns have not yet been filed. In the ordinary course, Apollo and Apollo Production make adequate provision on their books for the payment of all Apollo Taxes (including for the current fiscal period) owed by Apollo and Apollo Production. Except to the extent reserves therefor are reflected on their balance sheets, neither Apollo nor Apollo Production is liable or will become liable, for any Apollo Taxes for any period ending on, prior to or through the dates of those balance sheets. Except as disclosed on Schedule 6.2(h), neither Apollo nor Apollo Production has been subject to a federal or state Tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any subsequent year. With respect to the audits referred to on Schedule 6.2(h) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(i)                                     Subsidiaries.  Apollo Production is a subsidiary of Apollo.  Apollo Production has no subsidiaries.

(j)                                     Capitalization of Apollo and Apollo Production.  The authorized stock of Apollo and Apollo Production and the number of shares of capital stock that are issued and outstanding of Apollo and Apollo Production are set forth in Schedule 6.2(j) hereto. The shares listed on Schedule 6.2(j) hereto constitute all the issued and outstanding shares of capital stock of Apollo and Apollo Production and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability is attached to the ownership thereof. Except as set forth on Schedule 6.2(j), there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Apollo or Apollo Production, or any securities convertible into, or other rights to acquire, any shares of capital stock of Apollo or Apollo Production; or (ii) obligates Apollo or Apollo Production to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement, or in the articles of incorporation or bylaws of Apollo or Apollo Production. Apollo Production has not agreed to register any securities under the Securities Act.

(k)                                  Effect of Agreement.  The execution, delivery and performance by Apollo and Apollo Production of this Agreement, and the consummation by Apollo and Apollo Production of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, Lien, or charge pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Apollo or Apollo Production is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Apollo or Apollo Production; or (iii) violate any provision of the organizational documents of Apollo or Apollo Production.

(l)                                     Litigation.  Except as set forth on Schedule 6.2(m) there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to Apollo’s or Apollo Production’s Knowledge, threatened against any of Apollo or Apollo Production, (i) that involves or could reasonably be expected to involve Apollo or Apollo Production or any of their assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

(m)                               Public Utility Holding Company Act and Investment Company Act.  Neither Apollo nor Apollo Production is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1933 as amended.  Neither Apollo nor Apollo Production is, as a result of and immediately upon the Closing will not be an

“investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 as amended.

(n)                                 ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any benefit plan by Apollo or Apollo Production or any of their respective Affiliates which is or would be materially adverse to Apollo, Apollo Production or their Affiliates.  The execution and delivery of this Agreement and the issuance and sale of the Apollo Shares, will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a Tax or Lien could be imposed thereto.

(o)                                 Securities Act of 1933.  Based in material part upon the representations herein of the Seller, Apollo and Apollo Production have complied and will comply with all applicable federal and state securities Laws in connection with the offer, issuance and sale of the Apollo Shares hereunder.

7.                                      TERMINATION

7.1.                              Termination Events.  The transactions contemplated herein may be terminated and/or abandoned prior to the Closing:

(a)                                  by the mutual consent of Apollo, Apollo Production and Seller;

(b)                                 by Apollo and Apollo Production, if any of the conditions provided in Section 5.1 of this Agreement shall not have been met or waived in writing by Apollo and Apollo Production by the Closing Date; or

(c)                                  by Seller, if any of the conditions provided for in Section 5.2 of this Agreement shall not have been met or waived in writing by Seller by the Closing Date.

7.2.                              Procedure Upon Termination.  In the event of termination and/or abandonment by Apollo and Apollo Production or by Seller, or both, pursuant to Section 7.1 hereof, written notice thereof shall be given to the other Parties, and the transactions contemplated by this Agreement shall be terminated without further action by Apollo, Apollo Production or by Seller.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)                                  each Party, upon request by another Party, shall re-deliver all documents, work papers and other material, including all copies thereof, provided by the other Party, to the Party furnishing the same; and

(b)                                 no Party hereto shall have any liability or further obligation to any other Party to this Agreement, with the exception of any provisions hereof which expressly survive the termination of this Agreement;

(c)                                  the Parties expressly acknowledge and agree that if the Closing fails to timely occur due to the wrongful action or failure to act of Seller, Apollo Production, or Apollo, then the sole remedy of the non-defaulting or non-breaching Part(ies) shall be to terminate this Agreement.

8.                                      INDEMNIFICATION

8.1.                              Survival of Representations and Warranties.  The representations and warranties made by the Parties under Sections 6.1 and 6.2 hereunder shall survive the Closing hereunder for a period of one (1) year, with the exception of the representations and warranties made by the Parties relative to matters of Taxes, which representations and warranties shall survive the Closing hereunder for a period of seven (7) years.

8.2.                              Indemnification by Seller.  Seller shall indemnify, defend and hold Apollo Production and Apollo and each of Apollo Production’s and Apollo’s officers, directors, and shareholders harmless, from and against, and shall reimburse Apollo Production or Apollo (or, as the case may be, each of Apollo Production’s or Apollo’s officers, directors, and shareholders) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Apollo Production or Apollo (and/or each of Apollo Production’s and/or Apollo’s officers, directors, and shareholders) after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by Seller or Mountain States in this Agreement or any certificate or other instrument furnished by them pursuant to this Agreement, or (b) the failure of Seller to convey to Apollo Production good and marketable title to the Stock, free and clear of all Liens.

8.3.                              Indemnification by Apollo Production and by Apollo.  Apollo Production and Apollo, jointly and severally, shall indemnify, defend and hold Seller and each of Sellers’ officers, directors, and shareholders harmless, from and against, and shall reimburse Seller (or, as the case may be, each of Sellers’ officers, directors, and shareholders) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Seller (and/or each of Sellers’ officers, directors, and shareholders) after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by Apollo Production or by Apollo in this Agreement or any certificate or other instrument furnished by either of them pursuant to this Agreement, or (b) the failure of Apollo to convey good and marketable title to the Apollo Shares, free and clear of all Liens.

8.4.                              Claims Subject to Indemnification.  Each Party shall promptly notify the other of any claim for which indemnification may be sought under this Agreement, and shall give the indemnifying Party the opportunity to defend the claim with counsel of its choice, subject to the approval of the Party against whom the claim is being brought, which shall not be unreasonably withheld or delayed, at its sole cost and expense.  The indemnifying Party shall not settle or compromise such claim without the prior written consent of the indemnified Party, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the subject matter underlying such claim is reasonably determined by the indemnitee to be or reasonably anticipated to be materially and adversely precedent setting to the indemnitee, or which may materially and adversely affect the indemnitee’s future operations, the indemnitee may, in its reasonable judgment, withhold its consent to indemnitor defending the claim with its own counsel, or settling the claim, and upon written notice to indemnitor, indemnitee shall proceed with its defense of the claim.  The indemnitor’s liability when indemnitee is defending the claim shall not exceed that which indemnitor would have incurred had indemnitor provided the claim defense.

8.5.                              Limitation on Seller’s Representations and Warranties. Independent Analysis.  APOLLO AND APOLLO PRODUCTION ACKNOWLEDGE THAT APOLLO AND APOLLO PRODUCTION, EITHER ALONE OR TOGETHER WITH ANY INDIVIDUALS OR ENTITIES APOLLO AND APOLLO PRODUCTION HAVE RETAINED TO ADVISE THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, HAVE KNOWLEDGE AND EXPERIENCE IN TRANSACTIONS OF THE TYPE CONTEMPLATED PURSUANT TO THIS AGREEMENT AND IN THE BUSINESS OF MOUNTAIN STATES, AND ARE THEREFORE CAPABLE OF EVALUATING THE RISKS AND MERITS OF ACQUIRING THE STOCK.  APOLLO AND APOLLO PRODUCTION FURTHER ACKNOWLEDGE THAT NO SELLER NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS, OR OWNERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, AGENTS OR CONSULTANTS HAVE MADE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE INTERPRETATIONS OR ECONOMIC EVALUATIONS RELATIVE TO MOUNTAIN STATES, INCLUDING WITH RESPECT TO THE FUTURE OPERATION OF MOUNTAIN STATES OR ITS BUSINESS, OR AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OF MOUNTAIN STATES.  APOLLO AND APOLLO PRODUCTION FURTHER ACKNOWLEDGE, AGREE AND RECOGNIZE THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY DOCUMENT PROVIDED TO APOLLO, APOLLO PRODUCTION, OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS OR REPRESENTATIVES, ARE PREPARED FOR INTERNAL PLANNING PURPOSES ONLY AND ARE NOT DEEMED TO BE REPRESENTATIONS AND WARRANTIES OF SELLER, OR SELLER’S RESPECTIVE SHAREHOLDERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS OR OWNERS, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, REPRESENTATIVES, OR CONSULTANTS.

IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT SELLER MAKES NO WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE ASSETS OR PROPERTIES OF MOUNTAIN STATES, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. UPON CLOSING, APOLLO AND APOLLO PRODUCTION ACKNOWLEDGE THAT THEY HAVE HAD, OR WILL HAVE HAD, PRIOR TO CLOSING, A REASONABLE OPPORTUNITY TO CONDUCT THEIR DUE DILIGENCE ACTIVITIES AND TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF MOUNTAIN STATES, INCLUDING THE ENVIRONMENTAL CONDITIONS OF THE ASSETS AND PROPERTIES OF MOUNTAIN STATES, AND APOLLO AND APOLLO PRODUCTION ARE AWARE OF AND ACCEPT THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF MOUNTAIN STATES, INCLUDING BUT NOT LIMITED TO THE ENVIRONMENTAL CONDITIONS OF SUCH ASSETS AND PROPERTIES.

8.6.                              Remedies:  Limitations on Liability

(a)                                  The sole remedy of Apollo Production or Apollo under this Agreement, for a breach by Seller of any representation or warranty set forth in Section 6.1 of this Agreement, shall be to receive from Seller (and/or Ken Kelley, if required) such amount of the Apollo Shares conveyed to Seller and Ken Kelley hereunder which is equivalent to the amounts for which Apollo Production and/or Apollo are entitled to indemnification pursuant to Section 8.2; it being expressly understood and agreed that the Seller shall have no obligation to satisfy any such liability to Apollo Production or Apollo in any manner (including the payment of money), other than by a return of Apollo Shares.  The value of the Apollo Shares, for the purposes of this Section 8.6(a) shall be the greater of the average closing price of such stock over the most immediate five day trading period prior to the date of satisfaction of the indemnity obligation or $0.40 per share.

(b)                                 The sole remedy of Seller under this Agreement for a breach by Apollo and/or Apollo Production of any representation or warranty set forth in Section 6.2 of this Agreement, shall be to receive from Apollo such number of shares of the common stock of Apollo which is equivalent to the amount for which Seller is entitled to indemnification pursuant to Section 8.3.  The value of the Apollo Shares, for the purposes of this Section 8.6(b) shall be the greater of the average closing price of such stock over the most immediate five day trading period prior to the date of satisfaction of the indemnity obligation, or $0.40 per share.

(c)                                  The maximum aggregate liability of Seller, to Apollo and Apollo Production, collectively, for a breach of a representation or warranty set forth in Section 6.1 of this Agreement, shall not exceed $750,000, and the maximum aggregate liability of Apollo and Apollo LNG for the breach of a representation or warranty set forth in Section 6.2 of this Agreement, shall not exceed $750,000.

(d)                                 No Party will be required to indemnify another Party unless the indemnified Party’s claims with respect to a particular set of facts or circumstances exceed $50,000, and unless (and only to the extent that) the aggregate amount of the agreed to or adjudicated indemnification claims against such Party exceed $50,000.  IT IS ADDITIONALLY EXPRESSLY UNDERSTOOD AND AGREED THAT KEN KELLEY SHALL HAVE NO PERSONAL OR OTHER LIABILITY UNDER THIS AGREEMENT WHATSOEVER, AND THAT APOLLO AND APOLLO PRODUCTION SHALL HAVE NO RECOURSE TO THE ASSETS OR PROPERTIES OF KEN KELLEY.

(e)                                  NO PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS, OR LOSS OF BUSINESS OPPORTUNITY OR FOR PUNITIVE DAMAGES, AS TO ANY ACT OR OMISSION WHATSOEVER, AND WHETHER CHARACTERIZED AS A CONTRACT BREACH, TORT, OR OTHERWISE, OR WHICH OTHERWISE ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NON-PERFORMANCE; PROVIDED THAT THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY CLAIMS WITH RESPECT TO WHICH A PARTY IS FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE COMMITTED ACTUAL FRAUD.

(f)                                    Each indemnified Party shall be obligated in connection with any claim for indemnification to exercise all Commercially Reasonable Efforts to mitigate the Losses associated with such claim upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

(g)                                 The amount of any Loss suffered by a Party, including any Tax Losses, will be reduced by the amount, if any, of the recovery or Tax benefit (net of reasonable expenses incurred in connection with obtaining such recovery or benefit) such Party or its Affiliate has received, in the future receives, or may reasonably be expected to receive, or otherwise enjoys with respect thereto from any other Person, including any Affiliate  (including the present value of any federal, state, or local income Tax benefit, any recovery under any insurance policies, after the deduction of any deductible payments and costs of recovery and any offsetting Tax deductions, credits, losses, including net operating losses, or similar items).  The present value of any Tax benefits will be calculated utilizing the prevailing interest rates established by the Internal Revenue Code.

(h)                                 The obligations of the Parties for indemnification for breach of a representation or warranty under Section 6.1 and 6.2 shall terminate after the expiration of the periods indicated in Section 8.1, except with respect to any Loss which has been the subject of written notice to the Party against whom such claim of Loss is asserted prior to the expiration of such period, which notice shall preserve such claim until it is liquidated or otherwise finally resolved.

9.                                      TAX MATTERS

9.1.                              Tax Returns.  Apollo Production shall prepare or cause to be prepared and file or cause to be filed all Tax returns with respect to Mountain States for all Tax periods beginning with and subsequent to the 2005 taxable year.  Seller shall prepare or cause to be prepared, and file or cause to be filed all Tax returns with respect to Mountain States for all Tax periods beginning prior to the 2005 Taxable year.

9.2.                              Cooperation on Tax Matters.

(a)                                  Apollo Production and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Apollo Production and Seller shall (i) retain all books and records in their possession with respect to Tax matters pertinent to Mountain States, its assets or business relating to any whole or partial Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Apollo Production or the Seller, any extensions thereof) of the respective Taxable periods, and abide by all record retention agreements (if any) entered into with any Taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Apollo Production or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b)                                 Apollo Production and the Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.                              Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

9.4.                              Audits.  The Seller and Apollo Production shall provide prompt written notice to the other of any pending or written threat of a Tax audit, assessment or proceeding that it receives related to Mountain States and its assets for whole or partial periods for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.

9.5.                              Control of Proceedings. The Party responsible for preparing and filing the Tax return under this Agreement shall control audits and disputes relating to such Tax returns, including actions taken to pay, compromise or settle such audits and disputes.  Reasonable out-of-pocket expenses with respect to any such contest shall be borne by the Seller and Apollo Production in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the non-controlling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

10.                               GENERAL PROVISIONS

10.1.                        Further Assurances.  Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated pursuant to this Agreement.

10.2.                        Waiver.  Any waiver of any term or condition of this Agreement shall not operate as a waiver of any prior or subsequent breach of such term or condition other than the breach specifically intended to be waived, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Prior to this Agreement being terminated as a result of the failure of a contingency or condition to be met, the Party in whose favor such failed condition or contingency exists shall have the sole and exclusive right, by written notice to the other, to waive any such condition or contingency, and if waived, said condition or contingency shall be deemed satisfied.

10.3.                        Notices.  Any notices required or capable of being rendered under the provisions of this Agreement shall be in writing and (a) hand delivered in person, (b) sent by United States Postal Service certified mail, postage prepaid, (c) sent by a recognized national overnight delivery service, or local same day delivery or courier service, addressed as shown on pages 1 and 2 of this Agreement, or (d) sent by facsimile machine.  Any notice sent by United States Postal Service certified mail shall be deemed to be effective the earlier of the actual delivery, if hand delivered in Person, or three (3) Business Days after deposit in a post office operated by the United States Postal Service.  Any notice sent by a recognized national overnight delivery service shall be deemed effective one (1) business day after deposit with such service.  Any notice personally delivered or delivered through a same-day delivery/courier service shall be deemed effective upon its receipt or refusal to accept receipt by the addressee.  Any notice sent by facsimile machine shall be deemed effective one Business Day after confirmation of the successful transmission by the sender’s facsimile machine.  Notices shall be addressed to the Parties in accordance with the information provided on pages 1 and 2 of this Agreement or to such other addresses as may be designated in writing from time to time pursuant hereto.

10.4.                        Time is of the Essence.  Time is of the essence with respect to all matters in this Agreement.  Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 12:00 o’clock midnight (central time) on the last day of the applicable time period provided for in this Agreement.

10.5.                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

10.6.                        No Third Party Beneficiaries.  Nothing in this Agreement or the attachments hereto, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third Person to any Party to this Agreement.

10.7.                        Texas Law and Jurisdiction.  This Agreement shall be construed pursuant to the laws of the State of Texas.  The Parties hereby consent to the exclusive personal jurisdiction of the courts in and for the State of Texas in the event of litigation pertaining hereto, with venue to lie in Dallas County.

10.8.                        Attorneys’ Fees.  If any action at Law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements from the non-prevailing Party, in addition to any other relief to which the prevailing Party may be entitled pursuant to the court’s ruling.

10.9.                        Counterparts and Facsimile Execution.  This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which will be an original but all of which will constitute one and the same instrument.

10.10.                  Severability.  If any provision or provisions of this Agreement shall be held to be wholly or partially invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.11.                  Headings.  The headings of the several Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

10.12.                  Other Offers.  From and after the mutual execution of this Agreement, and until its closure or termination as herein provided, Seller shall not entertain any offers from any third party with respect to the sale (outside the Ordinary Course of Business) of the assets or the Stock of Mountain States.

10.13.                  No Brokers.  Apollo Production and Apollo represent and warrant that neither of them has dealt with any sales agents, finders, brokers or other consultants in connection with the transaction contemplated hereunder, and neither has any financial obligation to any such sales agents, finders, brokers or other consultants in connection with this transaction.  Seller represents and warrants that no broker, finder, investment banker, sales agent, or other consultants, or other Person is or will be in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Sellers for which Apollo Production or Apollo will have any obligation or liability.  Seller has engaged the services of an investment banker, and Seller shall be responsible for the payment of any fees, expenses, charges or other claims due to such Person as a result of the transactions contemplated hereunder.  If any Person asserts a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker, or the performance of services as a finder or broker in connection with the transactions contemplated hereunder, the Party under whom the finder or broker is claiming will indemnify, defend and hold the other Party and the other Party’s affiliates harmless for, from, and against any claims related thereto.  This indemnity will survive the Closing or the cancellation of this Agreement.

10.14.                  Seller’s Representative.

(a)                                  Ken Kelley, acting alone, with full power of substitution and re-substitution, is hereby designated as the representative of the Sellers (“Seller’s Representative”) to serve, and Apollo and Apollo Production hereby acknowledge that Seller’s Representative shall serve, as the sole representative of the Seller from and after the Effective Date with respect to the matters set forth in this Agreement.  Seller’s Representative has accepted such designation as of the date hereof.  Notwithstanding anything to the contrary contained in this Agreement, Seller’s Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against Seller’s Representative.  IT IS EXPRESSLY UNDERSTOOD AND AGREED BY SELLER AND BY APOLLO AND APOLLO PRODUCTION, THAT KEN KELLEY SHALL HAVE NO PERSONAL LIABILITY WHATSOEVER TO APOLLO OR APOLLO PRODUCTION WHATSOEVER, WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(b)                                 Neptune and Golden Spread each hereby irrevocably appoints Seller’s Representative as the agent, proxy and attorney-in-fact for such Party for all purposes of this Agreement, including full power and authority on such Party’s behalf (i) to take all actions which

Seller’s Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to (x) the payment of the purchase price, and (y) any claims for indemnification, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other dispute with Apollo or Apollo Production pursuant to this Agreement, or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to disburse to Neptune and Golden Spread all indemnification payments, (iv) to accept and receive notices to Seller pursuant to this Agreement, and (v) to take all other actions and exercise all other rights which Seller’s Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement.  Each of Neptune and Golden Spread acknowledges and agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of Seller’s Representative and shall survive the bankruptcy, dissolution or liquidation of either or both of Neptune or Golden Spread.  All decisions and acts by Seller’s Representative shall be binding upon each of Neptune and Golden Spread, and neither Neptune nor Golden Spread shall have the right to object, dissent and protest or otherwise contest the same.

(c)                                  In the event that the person authorized hereunder as Seller’s Representative shall resign or otherwise fail to act on behalf of Seller for any reason, a substitute Seller’s Representative shall be elected by prompt action of Neptune and Golden Spread. Apollo Production and Apollo, however, shall be conclusively entitled to continue to rely upon the authority herein granted to Ken Kelley as Seller’s Representative until such time as Neptune and Golden Spread shall have notified them, in writing, of his removal from office.

(d)                                 Seller’s Representative is authorized to act on behalf of the Seller notwithstanding any dispute or disagreement among Neptune, Golden Spread, their officers, directors, employees, shareholders, beneficiaries or the families thereof, and Apollo and Apollo Production shall be entitled to rely on any and all action taken by Seller’s Representative without any liability to, or obligation to make any inquiry of Neptune or Golden Spread under any circumstances, even if Apollo or Apollo Production shall be aware of any actual or potential dispute or disagreement among the aforementioned.  Apollo and Apollo Production are expressly authorized to rely on the genuineness of the signature of Seller’s Representative and, upon receipt of any writing which reasonably appears to have been signed by a representative of Seller’s Representative may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e)                                  Neither Seller’s Representative nor any agent employed by him shall be liable to Neptune or Golden Spread relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Seller’s Representative constituted actual fraud or were taken or not taken willfully and in bad faith.  Seller’s Representative shall be indemnified and held harmless by Seller against all Claims paid or incurred in connection with any action, suit, proceeding or Claim to which Seller’s Representative is made a party by reason of the fact that it was acting as Seller’s Representative pursuant to this Agreement; provided, however, that

Seller’s Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Seller’s Representative constituted actual fraud or were taken or not taken willfully in bad faith.  Seller’s Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith or any matter.

10.15.                  Publicity.  All notices to third parties and other publicity concerning the transactions contemplated by this Agreement, or any subsequent termination of this Agreement, shall be jointly planned and coordinated by and between Seller and Apollo Production.  No Party shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld.  It is understood that this provision shall never prevent any Party from complying with any applicable public disclosure requirements; provided, however, that neither Party may disclose or make public the work product of any certified public accountants providing services for another Party without giving such certified public accountants the opportunity to review, comment upon, and approve of any such disclosure or publication.

10.16.                  Expenses.  Each Party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereunder, including but not limited to, all fees and expenses of agents, representatives, counsel, and accountants engaged by such Party.

10.17.                  Confidentiality Agreement.  The Parties agree that the Confidentiality Agreement shall remain in full force and effect, and each Party agrees to comply with its terms and conditions.

10.18.                  Disclosure Schedules; Interpretation.  Any matter set forth in a Disclosure Schedule shall be deemed disclosure also for purposes of any other Sections or Disclosure Schedules in this Agreement to which it may relate.  Failure to provide a cross reference to other applicable Sections contained in the Agreement or Disclosure Schedules shall not, however, be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such Section or Disclosure Schedule contains enough information to qualify or otherwise apply to other representations, Sections or Disclosure Schedules contained in this Agreement.

10.19.                  Confidential Information.  Prior to the Closing Date and thereafter if the Closing fails to occur, Apollo, Apollo Production, and their representatives and Seller and its representatives will hold in strict confidence, all data and information obtained regarding the other, their assets, the operations, and financial status obtained in connection with this transaction and the terms of this Agreement.  Except as may be required by Law or any Governmental Authority, or to obtain any consents or approvals required by this Agreement, or to their respective attorneys, accountants, lenders, insurers, utility providers and consultants, Seller, Apollo, and Apollo Production will not, without the prior written consent of the other Part(ies), make any disclosure to third Persons or parties of the terms of this Agreement or any other matter related to the transactions contemplated by this Agreement.  Apollo, Apollo Production and Seller will use their Commercially Reasonable Efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication.

10.20.                  Joint and Several Liability.  The liability and obligations of Neptune and Golden Spread hereunder shall be joint and several, and the liability and obligations of Apollo and Apollo LNG under this Agreement shall be joint and several.

10.21.                  Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement.  All prior and contemporaneous agreements, representations and understandings of the Parties, oral or written, are superseded by and merged in this Agreement.  No supplement, modification or amendment of this Agreement will be binding unless in writing and executed by Apollo, Apollo Production and Seller.

10.22.                  Ken Kelley Goodwill and Liability.  Ken Kelley is entering into this Agreement solely for the purpose of conveying the Ken Kelley Goodwill and receiving as consideration therefor, the Apollo Shares allocable to Ken Kelley.  Ken Kelley makes no representations, warranties, covenants, or agreements with respect to the Stock, or with respect to the obligations, representations, warranties, covenants, and agreements of Seller hereunder, or otherwise with respect to this Agreement and the matters contemplated hereunder; it being expressly understood and agreed that Ken Kelley shall have no liability whatsoever with respect to this Agreement or the transactions contemplated hereunder.  It is expressly understood and agreed, however, that all of the obligations of Apollo and Apollo Production hereunder, including all representations, covenants, and agreements of Apollo and Apollo Production, shall inure directly to the benefit of Ken Kelley, and that either Ken Kelley or Seller may enforce the obligations of Apollo and Apollo Production, with respect to the Apollo Shares received by Ken Kelley.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

APOLLO RESOURCES INTERNATIONAL, INC.

By:

APOLLO PRODUCTION & OPERATING, INC.

By:

NEPTUNE LEASING, INC.

By:

GOLDEN SPREAD ENERGY, INC.

By:

Ken Kelley